                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
       240.14a-12

                          JOHNSTON INDUSTRIES, INC.
                 ------------------------------------------
                (Name of Registrant as Specified in Its Charter)


           -------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No filing fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing party:

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(4) Date Filed:

                                     [LOGO]

                           JOHNSTON INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 11, 1997

To the Stockholders of
Johnston Industries, Inc.

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Meeting") of Johnston Industries, Inc., a Delaware corporation, will be held at 1:00 p.m. (Eastern Daylight Savings Time) on June 11, 1997 at the offices of Johnston Industries, Inc., 105 Thirteenth Street, Columbus, Georgia 31901, to consider and take action with respect to the following actions:

         (1) election of five (5) Directors to serve for one-year terms;

         (2) approval of an amendment to the Company's existing Amended and Restated Stock Incentive Plan for Key Employees;

         (3) a stockholder proposal requesting that the Compensation
    Committee of the Board of Directors institute a review of the compensation paid to executive officers of the Company; and

         (4) such other business as may properly come before the Meeting or any adjournment thereof.

    Only stockholders of record as of the close of business on April 15, 1997 are entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of such stockholders will be available for the inspection of any stockholder for any purpose germane to the Meeting during the ten days prior to the Meeting, at the offices of Johnston Industries, Inc., 105 - 13th Street, Columbus, Georgia 31901.

                                              By Order of the Board of Directors

                                              /s/ F. Ferrell Walton
                                              ---------------------
                                              F. Ferrell Walton
                                              Secretary

Columbus, Georgia
May 15, 1997

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN ORDER TO SECURE A QUORUM. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                           JOHNSTON INDUSTRIES, INC.
                             105 THIRTEENTH STREET
                            COLUMBUS, GEORGIA 31901


                       PROXY STATEMENT DATED MAY 15, 1997
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 11, 1997

                                  INTRODUCTION


VOTE BY PROXY

    The 1997 Annual Meeting of Stockholders of Johnston Industries, Inc. (the "Company" or "Johnston") will be held at 1:00 p.m. (Eastern Daylight Savings
Time) on June 11, 1997 at the offices of Johnston Industries, Inc., 105 Thirteenth Street, Columbus, Georgia 31901, for the purposes set forth in the foregoing notice. The Board of Directors of the Company (the "Board of Directors" or the "Board") solicits your proxy for use at the meeting and at any adjournment thereof (the "Meeting") and urges you to complete and return the accompanying form of proxy promptly. This Proxy Statement, together with the accompanying form of proxy, is first being mailed to stockholders on or about May 15, 1997.

    All properly executed proxies in the accompanying form which are received in time for the Meeting and not revoked will be voted according to the instructions contained thereon. If no choice is specified, proxies will be voted FOR the election of the five (5) Directors named herein, FOR approval of an amendment to the Company's existing Amended and Restated Stock Incentive Plan for Key Employees (the "Stock Incentive Plan") and AGAINST approval of the stockholder proposal.

    A proxy may be revoked at any time before its exercise by submitting a later dated proxy or by giving written notice of revocation to the Secretary of the Company. In addition, if a person executing a proxy is present at the Meeting, he or she may elect to revoke his or her proxy by notice of such revocation to the Secretary of the Meeting and vote his or her shares in person. Proxies, if in the form enclosed, duly signed and received in time for voting, and not revoked before they are voted, will be voted at the Meeting in accordance with the instructions specified therein. Your cooperation in promptly returning the enclosed proxy will reduce the Company's expenses and enable the Company's management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.
At the close of business on April 15, 1997, the record date for the Meeting (the "Record Date"), a total of 10,381,174 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock"), were issued and outstanding, with each share of Common Stock entitled to one vote.

COST OF PROXY SOLICITATION

    The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by members of the Board of Directors ("Directors"), officers and regular employees, without separate remuneration, in person or by telephone, facsimile transmission, telegram or mail. As is customary and in accordance with the regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, the Company will, upon request, reimburse banks, brokerage houses and other custodians, nominees, fiduciaries, and other record holders for out-of-pocket expenses of forwarding soliciting material to beneficial owners of the stock.

    The Company has retained Corporate Investor Communications, Inc. ("CIC") to assist the Company in the distribution and solicitation of proxies, primarily from brokers, nominees, fiduciaries and other custodians of the Common Stock. The Company has agreed to pay CIC a solicitation fee in the approximate amount of $3,500 and to reimburse CIC for all printing, postage, freight and other delivery charges CIC incurs in connection with its activities on behalf of the Company.

    SEC rules require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Duplicate Annual Report Mailing box in the Special Action area on the proxy card.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    The Common Stock is the Company's only class of securities with general voting rights. Each share of Common Stock is entitled to one vote on each matter properly coming before the Meeting. Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Meeting. Each stockholder has one vote per share on all business to be conducted at the meeting, and cumulation of votes is not permitted. Holders of a majority of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of a majority of the Company's outstanding Common Stock entitled to vote thereon is required to approve Agenda Item Two and the affirmative vote of the majority of shares present in person or by proxy at the Meeting and entitled to vote thereon are required to approve Agenda Item Three. For both such agenda items, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such proposal. For Agenda Item Two, broker non-votes will have the same effect as abstentions.
For Agenda Item Three, broker non-votes will not be counted as shares eligible to vote and therefore will have no effect. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote for the position on the Board of Directors which that nominee represents. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of Directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of the Record Date certain information concerning ownership of Common Stock by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each Director individually, (iii) the Company's Chief Executive Officer ("CEO") and each of the four most highly compensated executive officers (other than the
CEO) who earned more than $100,000 during the fiscal year ended December 31, 1996 ("fiscal 1996") listed in the Summary Compensation Table ("Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group. The determinations of "beneficial ownership" of Common Stock are based upon Rule 13d-3 under the Exchange Act of 1934, as amended (the "Exchange Act"). Such rule provides that shares will be deemed "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of, shares or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined.

                                                                            AMOUNT OF              PERCENT
                                                                            BENEFICIAL         OF OUTSTANDING
    NAME AND ADDRESS OF BENEFICIAL OWNER OR IDENTITY OF GROUP              OWNERSHIP(1)            SHARES
-------------------------------------------------------------------------------------------------------------
Gerald B. Andrews(2)(3) . . . . . . . . . . . . . . . . . . . . .           234,525                 2.3%
J. Reid Bingham(4)  . . . . . . . . . . . . . . . . . . . . . . .            10,500                   *
David L. Chandler(3)(5) . . . . . . . . . . . . . . . . . . . . .         4,785,448                46.1%
John A. Friedman(6) . . . . . . . . . . . . . . . . . . . . . . .             1,000                   *
Larry L. Galbraith(3)(7)  . . . . . . . . . . . . . . . . . . . .            68,113                   *
William J. Hart(8)  . . . . . . . . . . . . . . . . . . . . . . .            18,007                   *
L. Allen Hinkle(3)  . . . . . . . . . . . . . . . . . . . . . . .            18,550                   *
Gaines R. Jeffcoat(9) . . . . . . . . . . . . . . . . . . . . . .            26,434                   *
C.J. Kjorlien(10) . . . . . . . . . . . . . . . . . . . . . . . .             2,000                   *
Donald L. Massey(3) . . . . . . . . . . . . . . . . . . . . . . .            35,850                   *
All directors and officers as a group (14 persons) (11) . . . . .         5,413,389                52.1%
Redlaw Industries, Inc.(12) . . . . . . . . . . . . . . . . . . .         3,781,829                36.4%
Dimensional Fund Advisors, Inc.(13) . . . . . . . . . . . . . . .           785,798                 7.6%

---------------

*        Less than 1%.

(1) Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares shown as beneficially owned by such person. For each beneficial owner, the number of shares outstanding and the percentage of stock ownership includes the number of common and common equivalent shares (including options and warrants exercisable within 60 days) owned by such individual or entity.

(2) Includes 150,000 shares issuable pursuant to stock options that are currently exercisable. Effective May 12, 1997, Mr. Andrews retired from employment with the Company including his position as a director.

(3) The address of Messrs. Andrews, Chandler, Galbraith, Hinkle and Massey is 105 Thirteenth Street, Columbus, Georgia 31901.

(4) The address of Mr. Bingham is 3750 NW 87th Avenue, 6th Floor, Miami, Florida 33178.

(5)      Includes 3,781,829 shares owned by Redlaw Industries, Inc.
         ("Redlaw") and its wholly owned subsidiary GRM Industries, Inc. ("GRM"), of which Mr. Chandler may be deemed to be a beneficial owner by virtue of his relationship with Redlaw as set forth in footnote 12 below, and 671,330 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days.

(6) The address of Mr. Friedman is 430 Park Avenue, 4th Floor, New York, New York 10022.

(7) Effective February 1, 1997, Mr. Galbraith resigned from employment with the Company. From April 1, 1996 until his resignation, Mr. Galbraith served as the Company's Vice President-Special Projects.

(8)      The address of Mr. Hart is 750 N. Jefferson, Springfield, Missouri
         65802.

(9)      The address of Mr. Jeffcoat is 819 Brookside Drive, Opp, Alabama 36467.

(10)     The address of Mr. Kjorlien is 86 Gomez Road, Hobe Sound, Florida
         33455.

(11) Includes an aggregate of 1,078,330 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days.

(12) Redlaw Industries, Inc. ("Redlaw") reports its address as 174 Stanley Street, Brantford, Ontario, Canada N3S7S3. These shares are owned by GRM Industries, Inc., a Tennessee corporation and wholly-owned subsidiary of Redlaw. Redlaw is a holding company incorporated in Ontario, Canada, and its stock is traded on the American Stock Exchange. David L. Chandler, Chairman of the Company, owns approximately 55.4% of the outstanding stock of Redlaw and may be deemed to be the beneficial owner of the shares owned by Redlaw. Mr. Chandler is Chairman of the Board, President and Chief Executive Officer of both Redlaw and GRM.

(13) Dimensional Fund Advisors, Inc. ("Dimensional") reports its address as 1299 Ocean Avenue, Santa Monica, California 90401. Dimensional reports sole voting power with respect to 491,886 shares and sole dispositive power with respect to all 785,798 shares. Dimensional reports that its officers also serve as officers of DFA Investment Dimensions Group, Inc. (the"Fund") and The DFA Investment Trust Company (the "Trust"), which are each open-end management investment companies registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote the 207,987 shares owned by the Fund and the 85,925 shares owned by the Trust. The foregoing information is based on a Schedule 13G dated February 12, 1997.

                                AGENDA ITEM ONE

                             ELECTION OF DIRECTORS

INFORMATION REGARDING DIRECTORS

         Directors serve for one-year terms ending after the Annual Meeting of Stockholders at which their term of office expires and their successors have been elected and qualified. In the case of a vacancy, the Board of Directors may elect a replacement or leave the vacancy unfilled. Decisions regarding the election of new Directors during the year are based upon such considerations as the size of the Board and the need to obtain fresh perspectives or to replace the particular skills or experience of former Directors. There is no formal procedure for stockholder nominations for Directors, although the Company's By-laws (the "By-laws") require advance notice to the Company and the furnishing of certain information to make such a stockholder nomination.

         Proxies received from holders of Common Stock will be voted "FOR" the election of the nominees named below as Directors for one-year terms expiring at the 1998 Annual Meeting of Stockholders, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a Director at the time of the Meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as the present Board of Directors may nominate in substitution therefor. It is not anticipated that any nominee will be unavailable for election.

GENERAL

         The Company's Certificate of Incorporation provides for the number of Directors to be fixed from time to time by or pursuant to the By-laws, provided that the number of Directors may not be less than one. The By-laws currently fix the number of Directors at not less than one or more than eight as determined from time to time by Board resolution. Current resolutions of the Board have fixed the number of Directors at five. Such resolutions may be changed by the Board to increase or decrease the number of Directors, subject to compliance with procedures required for the removal of Directors.

         Biographical information concerning the Directors is set forth below:


NOMINEES FOR REELECTION AS DIRECTORS

         J. Reid Bingham, age 51, has served as a Director since 1991. Mr. Bingham has been General Counsel of Hamilton Bancorp, Inc. and Hamilton Bank, N.A. since October 1993. Mr. Bingham has been associated with Hamilton Bank, N.A. since October 1996. He previously was a partner from April 1994 to October 1996 of the law firm of Concepcion, Sexton, Bingham & Urdaneta (formerly Bingham & Castilla). Prior to this time, he was a partner of the law firm of Kirkpatrick & Lockhart from April 1989 to April 1994.

         David L. Chandler, age 70, has served as Chairman of the Board since 1981. Mr. Chandler served as the Company's CEO from January 1990 through December 2, 1995 and as its President from January 1990 to October 1992. Mr. Chandler was Chairman of the Board of Directors and CEO of Jupiter National, Inc. ("Jupiter") from June 1990 and January 1991, respectively, until March 28, 1996. Mr. Chandler has also served as Chairman of the Board of Redlaw Industries Inc. ("Redlaw"), a former manufacturer of automotive and transportation products, and Redlaw's wholly owned subsidiary GRM Industries, Inc. ("GRM"), a former manufacturer of ferrous casting products, each for more than five years. Mr. Chandler has been Chairman of the Board of Directors of Galtaco, Inc. since 1959 and was President and CEO of Galtaco from March 1991 to November 7, 1996. On October 27, 1994, Mr. Chandler, in an administrative proceeding, without admitting or denying the findings or undertaking to pay any fine or penalty, consented to the issuance of a cease and desist order and findings of the SEC in connection with certain incorrect or late filings of Forms 3, 4 and 5 and Schedules 13D required to be filed with respect to Johnston and Redlaw. Under the order, Mr. Chandler may not commit or cause any violation of Section 13(d) and 16(a) of the Securities Exchange Act of 1934 and Rules 13d-1, 13d-2, 16a-2 and 16a-3 promulgated thereunder.

         John A. Friedman, age 61, has served as a Director since 1996. For the past four years, Mr. Friedman has been engaged in the private practice of law. Prior to entering private practice Mr. Friedman was a partner in the law firm of Kaye, Scholer, Fierman, Hays and Handler for 20 years.

         William J. Hart, age 55, has served as a Director since 1981. Mr. Hart has been a partner of the law firm of Husch & Eppenberger since January 1997. From August 1970 to January 1997 he was a partner of the law firm of Farrington & Curtis, which was merged into the firm of Husch & Eppenberger.

         Gaines R. Jeffcoat, age 75, has served as a Director since 1986. Prior to Mr. Jeffcoat's retirement on June 30, 1990, he served as Vice President of the Company since January 1, 1988 and as Chairman of the Board of Opp and Micolas Mills, Inc., a subsidiary of the Company ("Opp"), from January 1, 1988 to December 31, 1989. Mr. Jeffcoat was President of Opp for more than five years prior to that time.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE REELECTION
               OF ALL OF THE NOMINEES FOR THE BOARD OF DIRECTORS.

                        DIRECTORS' FEES AND COMPENSATION

         Pursuant to the Company's director compensation policy, each Director who is not an officer or employee of or consultant to the Company is paid an annual Director's fee of $12,000 plus $1,000 for each meeting of the Board or any committee thereof at which such Director is in attendance.


                           GOVERNANCE OF THE COMPANY

         In accordance with applicable Delaware state law, the business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the Company's overall performance rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them periodically as well as by reports presented at meetings of the Board and its committees by officers and employees of the Company.

         The Board of Directors held six (6) regular meetings and two (2) special meetings during fiscal 1996. Each Director attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and any committees on which he served.


                            COMMITTEES OF THE BOARD

         The Board of Directors has standing Audit and Compensation Committees but no Nominating Committee.

AUDIT COMMITTEE

         The Audit Committee, whose members during the past year were Messrs. Bingham, Jeffcoat and Kjorlien, did not meet during fiscal 1996. Instead, such committee met on January 7, 1997 with respect to fiscal 1996. The Audit Committee is comprised entirely of directors who are not officers or employees of the Company.

         The Audit Committee reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants.

COMPENSATION COMMITTEE

         The Compensation Committee, whose members are Messrs. Bingham, Friedman and Hart, met eleven (11) times during fiscal 1996. The Compensation Committee represents the Board in discharging its responsibilities relating to executive compensation. The Compensation Committee is responsible for reviewing and analyzing management's recommendations regarding executive compensation. In addition, the Compensation Committee develops and enacts executive compensation policies designed to enhance the Company's profitability by aligning the financial interests of the Company with its executives.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Bingham, Friedman and Hart served on the Compensation Committee of the Board of Directors (the "Compensation Committee"), during fiscal 1996; none of such Directors are employees or officers of the Company, and there were no compensation committee interlocks.

                         COMPENSATION COMMITTEE REPORT

         During fiscal 1996, the compensation paid to the Company's executive officers was approved by the Compensation Committee, which is responsible for reviewing and analyzing management's recommendations regarding executive compensation and developing and enacting executive compensation policies. Under the Compensation Committee's direction, the Company has developed and implemented executive compensation policies and programs designed to enhance the Company's profitability, and thus stockholder value, by aligning the financial interests of the Company with those of its executives.

         The Company's executive compensation system has three components: (i) a monthly base salary; (ii) incentive- based compensation consisting of year-end bonuses based on performance criteria; and (iii) an incentive-based stock option program.

         Base Pay. Before the beginning of each fiscal year, the Compensation Committee approves the base pay component of each executive's compensation. Such review may include a review and analysis of historical and current market data regarding compensation paid to executives in comparable positions at similarly-sized companies that are involved in similar manufacturing operations. The Compensation Committee then considers each of the Company's executives, taking into account the particular requirements and circumstances of each position and other relevant factors. Each executive's prior performance is then evaluated, and his potential future contributions are considered. After consideration of all of the above, the Compensation Committee approves the base pay level for each executive for the coming fiscal year with actual awards based primarily on the Committee's discretionary assessment of Company or business unit performance and individual performance.

         Year-End Compensation. Year-end executive compensation payments, other than to Mr. Chandler, the Company's Chairman, are primarily based on management's recommendations, which are reviewed and approved by the Compensation Committee. Management's recommendations are based upon (i) the relative performance and contribution to profitability of each operation or business unit; (ii) each executive's personal role in and contribution to such performance; and (iii) each executive's individual impact in promoting the long-term growth, development and enhancement of stockholder value. The Compensation Committee reviews management's recommended year-end payments for each executive and then sets final levels of year-end payments for each executive. Year-end executive compensation considerations may also include a recommendation that a grant of stock options be made to executives who have made outstanding contributions to the Company during the preceding year.

         Under contractual provisions in effect from January 1, 1990 through December 31, 1996, year-end compensation payments to Mr. Chandler, the Company's Chairman, were to be made equal to 1.5% of the Company's pretax earnings net of any pretax loss for prior years. This provision was substantially identical to provisions contained in the Company's employment contracts with Mr. Chandler's predecessors. Effective January 1, 1997, contractual provisions no longer require any such payment and, accordingly, any future year-end compensation payments to Mr. Chandler will be as determined by the Compensation Committee.

         The Compensation Committee believes that its compensation policies successfully direct the Company's management to long-term success and increasing stockholder value, and that management is thus dedicated to achieving significant improvements in long-term financial performance. The compensation policies provide significant compensation for superior performance by an executive and the Company.

         In its review of compensation matters, the Compensation Committee considers the anticipated tax consequences of various payments and benefits. For instance, deductibility of certain types of compensation payments depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations and changes in the tax laws and other factors beyond the Compensation Committee's control may also affect the deductibility of compensation. In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), effective for taxable years commencing 1994. This legislation generally limits the Company's deduction to $1 million per year per executive for certain compensation paid to its CEO and Named Executive Officers. The Code and current regulations issued under the Code contain exclusions from this limitation. In general, the regulations exclude from this limitation compensation that is calculated based on "objective" performance criteria (as defined). The regulations do not exclude from this limitation compensation that is calculated based on achievement of a range of quantitative and qualitative criteria with full discretion by the Compensation Committee to evaluate performance. Grants to covered executives under the Company's Stock Incentive Plan and the existing stock option grants do not currently qualify as grants pursuant to "performance-based plans" for purposes of Section 162(m). Although the Company is reviewing its stock option plan arrangements, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m); although it usually will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with the Company's compensation objectives.

         The Compensation Committee of the Board of Directors:

                               J. Reid Bingham
                              John A. Friedman
                               William J. Hart

                              PERFORMANCE GRAPH

         The following graph compares the percentage change in the Company's cumulative total shareholder return on Common Stock with the cumulative total return, assuming reinvestment of dividends, of (i) the Standard & Poor's 500 Stock Index and (ii) a peer group index constructed by the Company. During September 1995, the Company's Board of Directors approved a change in the Company's fiscal year end from June 30 to the Saturday nearest December 31, as reflected in the calculation dates for the following graph.


                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
            JOHNSTON INDUSTRIES, INC., S&P 500 INDEX AND PEER GROUP





                                     (ART)





                                   6/30/92       6/30/93      6/30/94       6/30/95      12/30/95     12/28/96
                                   -------       -------      -------       -------      --------     --------
 Johnston Industries, Inc.   .     $176         $277          $294         $250          $264          $248

 S&P 500 Index   . . . . . . .     $113         $129          $131         $165          $189          $232

 Peer Group Index(1)   . . . .     $135         $167          $147         $145          $140          $138


---------------

(1) The Company's self-constructed peer group is composed of the following companies: Dominion Textiles, Inc., Fieldcrest Cannon, Inc., Guilford Mills, Inc., Springs Industries, Inc. and Thomaston Mills, Inc., Burlington Industries Equity, Inc., Cone Mills Corporation N.C. and Galey and Lord, Inc. The Peer Group Index has been weighted to account for the respective market capitalization of the subject companies.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth the compensation paid by the Company for the periods indicated to any individual serving as the Company's CEO during fiscal 1996 and to the Named Executive Officers, the four most highly compensated executive officers (other than the CEO) who earned more than $100,000 during fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                  ANNUAL COMPENSATION (1)                   AWARDS
                                   ---------------------------------------------------  --------------

                                                                             OTHER        SECURITIES
                                                    SALARY                   ANNUAL       UNDERLYING       ALL OTHER
                                                                BONUS        COMPEN-        OPTIONS       COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR(2)      ($) (1)       ($)        SATIONS($)       (#)             ($) (3)
    ---------------------------      --------      -------      -------     ----------    ----------      ------------
 David L. Chandler,                      1996      470,792       22,061     58,731(4)     537,330(5)          88,431
      Chairman of the Board              1995 -2   272,500        ---          ---           ---             100,856
                                         1995 -1   467,600      213,000     46,138(4)      44,444            118,391
                                         1994      390,000      176,788     47,296(4)                         12,718

 Gerald B. Andrews,                      1996      402,500        ---          ---           ---              27,173
      President and CEO (6)              1995 -2   185,000        ---          ---           ---              14,161
                                         1995 -1   370,000      200,000        ---           ---              15,306
                                         1994      361,945      185,000        ---           ---               3,321


 Donald L. Massey                        1996      187,917        ---          ---         18,000              6,024
      Vice President-Home                1995 -2     ---          ---          ---           ---                ---
      Furnishings-Sales and              1995 -1     ---          ---          ---           ---                ---
      Marketing (7)                      1994        ---          ---          ---           ---                ---


 L. Allen Hinkle                         1996      218,750        ---          ---         18,000               ---
      Vice President-Industrial          1995 -2   100,000       27,528        ---           ---                ---
      Fabrics-  Sales and                1995 -1   100,000       25,850        ---           ---                ---
      Marketing (7)                      1994        ---          ---          ---           ---                ---


 Larry L. Galbraith                      1996      245,000        ---          ---          8,000             13,942
      Vice President-Special             1995 -2   122,500        ---          ---           ---               9,496
      Projects, (8)                      1995 -1   245,000       35,648        ---           ---              15,561
                                         1994      235,000       55,695        ---           ---               3,297



---------------

(1) The amounts shown do not include perquisites and other personal benefits, the value of which for each executive officer did not exceed the lesser of $50,000 or 10% of the aggregate compensation for such officer.
(2) Compensation data is presented for fiscal 1996, the six-month fiscal year ended December 31, 1995 ("1995-2"), and the twelve-month fiscal years ended June 30, 1995 ("1995-1") and 1994.
(3)  Except as described herein,
     all payments relate to the stock purchase plan described below under the heading Stock Purchase Plan. "All Other Compensation" for 1995-2 also includes $18,000 for Mr. Chandler representing a partial payment of premiums under a "split dollar" life insurance program.
(4) Present value of consulting payments (as described below under the caption "Employment Agreements"). The payments shown in 1996 represent $23,486 for the period July 1, 1995-December 31, 1995 that was not paid until August 26, 1996 in the Company's discretion. The balance of $35,245 is payment for January 1, 1996-September 30, 1996.
(5) Includes 510,330 ten-year options granted to Mr. Chandler in exchange for options previously held by Mr. Chandler representing the right to purchase shares of stock of Jupiter National, Inc.("Jupiter"). At issuance, these options were equivalent in value to Mr. Chandler's Jupiter options. Such options were granted in lieu of cash in conjunction with the Company's acquisition of Jupiter (the "Jupiter Acquisition") on March 28, 1996.
(6) Effective May 12, 1997, Mr. Andrews retired as President and CEO of the Company. Mr. Andrews had served as President Since October, 1992 and as CEO since December, 1995.

(7) Messrs. Massey and Hinkle became Executive Officers of the Company in April 1996 and January 1995, respectively. Accordingly, only compensation information is reported for fiscal 1996 for Mr. Massey and fiscal 1996, 1995-2 and 1995-1 for Mr. Hinkle.
(8) Effective February 1, 1997, Mr. Galbraith resigned from employment with the Company including his position as the Company's Vice President-Special Projects, the position Mr. Galbraith held since April 1, 1996.

        The following table sets forth certain information concerning options, all of which are currently exercisable unless otherwise noted, which were granted during fiscal 1996 to the CEO and the Company's Named Executive Officers under the Company's Amended and Restated Stock Incentive Plan for Key Employees (the "Stock Incentive Plan"):

                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                                                            POTENTIAL VALUE AT
                                                                                           ASSUMED ANNUAL RATES
                                                                                              OF STOCK PRICE
                                                                                               APPRECIATION
              NAME                               INDIVIDUAL  GRANTS                           FOR OPTION TERM
              ----                ------------------------------------------------       ------------------------------
                                                 % OF TOTAL
                                   NUMBER OF      OPTIONS
                                   SECURITIES    GRANTED TO     EXERCISE
                                   UNDERLYING    EMPLOYEES       PRICE
                                   OPTIONS           IN                    EXPIRATION      0%         5%(2)     10%(2)
                                   GRANTED(#)    FISCAL YEAR    ($/SH)(1)     DATE         $           $          $
                                   ----------    -----------    ---------  ----------  ---------   ---------- ---------
 David L. Chandler
                                    99,816(3)     12.6%         2.50     03/28/06       0        3,058,362    4,127,392
                                   287,360(3)     36.2%         1.98     03/28/06       0        6,933,997    9,419,661
                                   123,154(3)     15.5%         3.62     04/11/06       0        5,438,481    7,369,535
                                    15,000         1.9%         8.25     05/01/06       0        1,509,450    2,047,650
                                    12,000         1.5%         7.50     12/13/07       0        1,098,360    1,489,080
 Gerald B. Andrews                    --            --           --         --         --           --            --

 Donald L. Massey                   10,000         1.3%         8.25     05/01/06       0        1,006,300    1,365,100
                                     8,000         1.0%         7.50     12/13/07       0          732,240      992,720

 L. Allen Hinkle                    10,000         1.3%         8.25     05/01/06       0        1,006,300    1,365,100
                                     8,000         1.0%         7.50     12/13/07       0          732,240      992,720

 Larry L. Galbraith                  8,000         1.0%         8.25     05/01/06       0          805,040    1,092,080



---------------

(1)      Based on the closing price of the Common Stock on the date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in these columns will be achieved or if achieved will exist at the time of any option exercise. Option term is for ten years.
(3) Represents ten-year options granted to Mr. Chandler in exchange for options previously held by Mr. Chandler representing the right to purchase shares of Jupiter stock. At issuance, these options were equivalent in value to Mr. Chandler's Jupiter options. Such options were granted in lieu of cash in conjunction with the Jupiter Acquisition.

         The following table provides information concerning options exercised and year-end option values for fiscal 1996 with respect to the Company's CEO and the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF UNEXERCISED      VALUE ($)  OF UNEXERCISED IN-
                             SHARES                         OPTIONS/SARS AT           THE-MONEY OPTIONS/SARS AT
                          ACQUIRED ON       VALUE        YEAR-END EXERCISABLE/           YEAR-END EXERCISABLE/
       NAME                EXERCISE(#)     REALIZED ($)       UNEXERCISABLE                UNEXERCISABLE(1)
       ----               ------------     ------------       -------------                ----------------
 David L. Chandler           46,000        297,160           659,330/12,000                  2,482,992/---
 Gerald B. Andrews            ---            ---             150,000/   ---                     49,950/---
 Donald L. Massey             ---            ---              10,000/ 8,000                        ---/---

 L. Allen Hinkle              ---            ---              10,000/ 8,000                        ---/---
 Larry L. Galbraith           ---            ---               8,000/   ---                        ---/---


---------------

(1) Based on the closing sales price for the Common Stock on the New York Stock Exchange on December 27, 1996 of $7.25 per share.


        The following table sets forth the estimated annual normal retirement benefits payable under the Company's Salaried Employees Pension Plan and Executive Supplemental Retirement Plan based on 1996 Plan limits (assuming Social Security Average wages of $45,000 per year) for various combinations of pre-retirement remuneration and years of benefit service:

                               PENSION PLAN TABLE


AVERAGE ANNUAL SALARY                                   YEARS OF  BENEFIT  SERVICE
     LAST 10 YEARS                                      --------------------------
   (OR  LESS WHERE            5            10           15          20           25           30           35
   ---------------            -            --           --          --           --           --           --
     APPLICABLE)
     -----------
       125,000                14,250       28,500       42,750       57,000       60,000       63,000       66,000
       150,000                17,438       34,875       52,313       69,750       73,688       77,625       81,563
       175,000                20,625       41,250       61,875       82,500       87,375       92,250       97,125
       200,000                23,813       47,625       71,438       95,250      101,063      106,875      112,688
       225,000                27,000       54,000       81,000      108,000      114,750      120,608      120,608
       250,000                30,188       60,375       90,563      120,608      120,608      120,608      120,608
       300,000                30,800       61,101       92,401      120,608      120,608      120,608      120,608
       400,000                30,800       61,101       92,401      120,608      120,608      120,608      120,608
       500,000                30,800       61,101       92,401      120,608      120,608      120,608      120,608
       730,000                30,800       61,101       92,401      120,608      120,608      120,608      120,608



---------------

         The years of benefit service under the Pension Plan as of December 28, 1996 for Messrs. Chandler, Andrews, Galbraith, Massey and Hinkle were 24, 4, 25, 4 and 0, respectively.

         The Pension Plan provides that if an employee's employment terminates prior to normal retirement date, payments at normal retirement date will be reduced to reflect the early termination of employment; if employment terminates later than normal retirement date, payments will be adjusted to provide benefits actuarially equivalent to the benefits otherwise payable at the normal retirement date, but not less than the accrued benefit determined at date of retirement; and if the employee elects a method of distribution of benefits other than a single life annuity, payments will be adjusted to provide benefits actuarially equivalent to the benefits to which he would be entitled if he had elected the single life annuity method.

EMPLOYMENT AGREEMENTS

        Mr. Chandler's employment agreement entitles him to receive a base salary of not less than $390,000, as well as any bonuses and additional compensation amounts as determined by the Compensation Committee. The agreement currently in effect may be terminated by either Mr. Chandler or the Company upon 60 days' prior written notice.

        Effective May 12, 1997, Mr. Andrews retired from employment with the Company. In connection with his retirement and to satisfy obligations under his employment agreement, the Company agreed with Mr. Andrews to the continuation of Mr. Andrews' base salary ($400,000 per year) and benefits for a twelve month period.

        Mr. Massey's employment agreement provided for his employment with the Company for an initial period extending until December 31, 1994 and continuing thereafter from year to year at a base salary of not less than $140,000.

        On July 26, 1995, the Company's former Wellington Sears subsidiary entered into an employment agreement with L. Allen Hinkle effective November 19, 1992. The employment agreement, which has been assigned to the Company, provides for an initial term of three years, a second term of 18 months, and successive one-year terms thereafter. Mr. Hinkle's employment agreement provided for Mr. Hinkle to receive an annual salary of at least $200,000 plus such bonuses as the Company may determine.

        Mr. Galbraith's employment agreement provided for his employment as President and CEO of the Company's former Southern Phenix Textiles, Inc. subsidiary until June 30, 1998 and entitled him to a base salary of not less than $245,000 a year and such additional compensation as determined by the Company's CEO. Upon Mr. Galbraith's resignation from employment with the Company effective February 1, 1997, the Company agreed to continue to pay Mr. Galbraith's benefits (excluding long-term disability coverage) through December 31, 1997. In addition, as of February 1, 1997, the Company agreed to pay Mr. Galbraith an amount representing one-half of the salary to which Mr. Galbraith would have been entitled to receive over the seventeen remaining months of the employment agreement, with such amount to be paid to Mr. Galbraith ratably over the remaining eleven months of 1997.

                                AGENDA ITEM TWO

               APPROVAL OF AN AMENDMENT TO THE COMPANY'S EXISTING
          AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR KEY EMPLOYEES


GENERAL

        In December 1988, the Company's stockholders approved adoption of the Stock Incentive Plan, which is administered by the Stock Option Committee. Pursuant to the Stock Incentive Plan, the Stock Option Committee may award Incentive Stock Options ("ISOs"), Non-Qualified Stock Option ("NQSOs"), Stock Appreciation Rights ("SARs"), Restricted Stock, or any combination, to selected officers and key employees of the Company and its subsidiaries, whose positions enable them to make significant contributions to the Company's long-term performance and growth. A maximum of 2,358,450 shares of Common Stock are presently available for issuance under the Stock Incentive Plan.

        The Board of Directors, upon recommendation of the Stock Option Committee, has approved and recommends for stockholder approval the amendment of the Stock Incentive Plan (the "Amendment"), the text of which is set forth in Appendix A to this Proxy Statement. The principal purposes of the Amendment are to increase the maximum number of shares of Common Stock which may be issued under the plan and to permit certain stock incentives to be awarded to directors who are not also employees of the Company or its subsidiaries ("Non-Employee Directors") so as to strengthen the Company's ability to attract and retain highly competent key employees and Non-Employee Directors and to align further the interests of such persons with stockholder interests.

        If adopted, the Amendment will increase the total number of shares of Common Stock issuable under the Stock Incentive Plan by 500,000. In addition, each Non-Employee Director will automatically be granted a NQSO, on the last trading day in April of each year, commencing on April 30, 1997. The NQSOs granted on April 30, 1997 were granted subject to stockholder approval of the amendment proposed hereby. Such NQSO will be for 5,000 shares of Common Stock and will become exercisable in four equal annual installments commencing on the first anniversary of grant. All NQSOs will be issued at an exercise price equal to the fair market value of the Common Stock on the date of grant.

        NQSOs granted to Non-Employee Directors under the Stock Incentive Plan will expire on the tenth anniversary of grant. However, if a Non-Employee Director's services on the Board terminate (except by reason of such director's death as described in the following sentence), any unvested NQSOs held by such Non-Employee Director will immediately expire, and any vested NQSOs held by such Non-Employee will expire three months later. Additionally, if a Non-Employee Director's services on the Board terminate by reason of the director's death, all unvested NQSOs issued to such deceased Non-Employee Director will immediately vest, and all NQSOs will remain exercisable by the Non-Employee's legal representative for six months following the Non-Employee Director's death.

SUMMARY DESCRIPTION OF STOCK INCENTIVE PLAN

        General. The Company's Amended and Restated Stock Incentive Plan for Key Employees (the "Stock Incentive Plan"), which was approved by the stockholders in December 1988, authorizes the grant of awards in the form of ISOs within the meaning of Section 422A of the Code, NQSOs, SARs, Restricted Stock, or a combination of these forms of awards. All officers and key employees of the Company and its subsidiaries who are in positions which enable them to make significant contributions to the long-term performance and growth of the Company are eligible to receive awards. The Stock Incentive Plan is administered by the Stock Option Committee, whose members are not eligible to participate (other than with respect to automatic awards to Non-Employee Directors).

        Incentive Stock Options. An ISO's exercise price may not be less than the fair market value of the Common Stock on the date of the grant, and the aggregate exercise price of all shares that become exercisable by an individual optionee in a single calendar year for options granted after January 1, 1987 may not exceed $100,000, plus any unused limit carryover to such year within the meaning of Code Section 422A. Additional restrictions apply to ISOs granted to a "10 percent stockholder" (as such term is defined in Code Section 422A(b)(6)). An ISO may be exercised in whole or in part throughout the period of the ISO, with the exercise price to be paid in cash or in such alternate form as the Committee may authorize. An ISO terminates upon termination of the optionee's employment, except that if employment terminates due to the optionee's death or disability, the ISO will remain exercisable until the earlier of 12 months after termination or the ISO's expiration date.

        Non-qualified Stock Options. NQSOs granted under the Stock Incentive Plan (a) may be for such number of shares, purchase price and term (up to 10 years) as the Stock Option Committee, in its sole discretion, may determine and
(b) become exercisable six months after date of grant (or later if such committee so determines). Unless the committee in its sole discretion determines otherwise, an NQSO terminates upon termination of the optionee's employment, except that if employment terminates due to the optionee's retirement at or after age 65, disability, or death, the NQSO will remain exercisable for three months after retirement or disability or one year after death, unless the NQSO's expiration date occurs sooner.

        Stock Appreciation Rights. SARs are granted only (i) in conjunction with the granting of options, (ii) in an amount not in excess of the number of shares granted in the related option and (iii) on terms providing that the exercise of an option for a given number of shares terminates the related SAR for that number of shares (so that the total number of shares for which an option and the related SAR may be exercised cannot exceed the number of shares granted in the option). SARs provide the participant with an amount equal to the difference between the fair market value of the shares on the date the SAR is exercised and the exercise price of the option. Each SAR is subject to the same conditions on termination of employment as the related option.

        Restricted Stock. The Stock Incentive Plan provides that the Stock Option Committee may make awards entitling the recipient to receive shares at no out-of-pocket costs or at such price as the committee determines, the shares purchased to be subject to the restrictions set by the Stock Option Committee and which lapse or may be waived as determined by it.

PREVIOUS GRANTS

        From July 1, 1993 to date, other than the formula options granted on April 30, 1997 subject to approval of the amendment as discussed above, options have been granted under the Stock Incentive Plan to (i) the Company's CEO and each of the Named Executive Officers, (ii) each nominee for election as a director, and (iii) each of the following groups, as set forth below, with exercise prices varying from $1.979 to $8.25, in the amounts indicated:

                                                       Stock Incentive Plan
                                                       --------------------
                                                                                    Number of Underlying
                Name and Position                          Dollar Value $ (1)  Shares of Common Stock (2)
                -----------------                          ------------------  --------------------------
                David L. Chandler                                   2,435,357                    537,330
                Gerald B. Andrews                                         ---                        ---
                Donald L. Massey                                          ---                     18,000
                L. Allen Hinkle                                           ---                     18,000
                Larry L. Galbraith                                        ---                      8,000
                J. Reid Bingham                                           ---                        ---
                John A. Friedman                                          ---                        ---
                William J. Hart                                           ---                        ---
                Gaines R. Jeffcoat                                        ---                        ---
                All Executive Officers,
                   as a Group                                       2,435,357                    638,330
                 All Non-Employee Directors,
                   as a Group                                             ---                        ---
                All Employees other than
                   Executive Officers, as a Group                         ---                    213,000

---------------


(1) The amounts shown represent the dollar value of the options calculated by multiplying the number of shares issuable upon exercise of the options by the difference (if positive) between (i) the closing market price of the Company's Common Stock on the last day of the Company's 1996 fiscal year and (ii) the exercise price payable upon exercise of each option.

(2) All options granted have been designated as NQSOs, with the exception of 410,514 options granted to David L. Chandler, which were designated ISOs. Of the options listed, options have been exercised by Mr. Chandler for 64,300 shares.

No additional grants are currently contemplated by the Company.

FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK INCENTIVE PLAN

        The tax consequences of awards granted under the Stock Incentive Plan are complex. The following is a summary only of the general tax principles applicable to awards under the Stock Incentive Plan under federal law as in effect on the date of this Proxy Statement.

        Options. There are no tax consequences to the optionee upon the grant of an option pursuant to the Stock Incentive Plan. There are no tax consequences to the optionee upon exercise of an ISO, except that the amount by which the fair market value of the shares at the time of the exercise exceeds the option exercise price is a tax preference item possibly giving rise to alternative minimum tax. If the shares of Common Stock acquired are not disposed of within two years from the date the ISO was granted and within one year after the shares are transferred to the optionee, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If all requirements other than the above described holding period are met, a "disqualifying disposition" occurs and gain in an amount equal to the lesser of
(i) the fair market value of the shares on the date of exercise minus the option exercise price or (ii) the amount realized on disposition minus the option exercise price (except for certain "wash" sales, gifts or sales to related persons), is taxed as ordinary income and the Company will be entitled to a corresponding deduction in an amount equal to the optionee's ordinary income at that time. The gain in excess of this amount, if any, will be characterized as long-term capital gain if the optionee held the shares for more than one year.

        Other than ISO's, all options granted under the Stock Incentive Plan will be taxed as NQSOs. Upon the exercise of a NQSO, the optionee will recognize taxable income in the amount by which the then fair market value of the shares of Common Stock acquired exceeds the option exercise price, with the Company being entitled to a deduction in an equal amount. The amount of such taxable income will be characterized as compensation income to the optionee. Upon the subsequent disposition of the Common Stock the optionee will recognize gain or loss, which will be characterized as capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares (the basis being equal to the sum of the price paid for the stock and the amount of income realized upon exercise of the option) provided the shares are held as a capital asset. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon whether his or her holding period for tax purposes exceeds one year.

        The taxable income recognizable upon the exercise of a NQSO is subject to withholding for federal income tax purposes. Accordingly, the Company generally must, as a condition to the exercise of a NQSO, deduct from payments or shares otherwise due to the optionee the amount of taxes required to be withheld by virtue of such exercise or require that the optionee pay such withholding to the Company or make other arrangements satisfactory to the Company regarding the payment of such taxes.

        Stock Appreciation Rights. The amount of any cash received by the holder of SARs under the Stock Incentive Plan will be subject to ordinary income tax in the year of receipt and the Company will be entitled to a deduction for such amount.

        Restricted Stock Awards. An employee who has been awarded restricted stock will not recognize taxable income at the time of the award unless he elects otherwise. If the recipient elects to be taxed at the time of the award, the recipient will be taxed on the stock's fair market value as compensation income at the time of the transfer of the stock to the recipient. The Company will be entitled to a corresponding deduction. Any appreciation in value of the stock thereafter will not be includable in the recipient's gross income until the stock is later sold. Such gain, if any, will be long-term capital gain if the stock has been held for at least one year. If the recipient decides not to elect immediate tax consequences upon the award of the restricted stock, then at the time restrictions applicable to the restricted stock award lapse, the employee will recognize ordinary income and the Company will be entitled to a corresponding deduction. The recipient's income and the Company's deduction will be equal to the fair market value of such stock at such time. Any appreciation in the value of the stock thereafter will be taxed as long-term capital gain upon the sale of stock, provided the applicable holding period has been satisfied. Dividends paid on the restricted stock during the period the shares are subject to restriction will generally be ordinary compensation income to the recipient of the restricted stock and deductible as such by the Company, unless the election discussed above has been made in which case the dividends received are taxed as true dividends to the employee and such amounts are not deductible by the Company.

        General Tax Law Considerations. The preceding paragraphs are intended to be merely a summary of the most important Federal income tax consequences concerning the grant of awards under the Stock Incentive Plan and the disposition of shares of Common Stock issued thereunder in existence as of the date of this Proxy Statement. Therefore, participants in the Stock Incentive Plan should review the current tax treatment with their individual tax advisors at the time of the grant, exercise or any other transaction relating to any award or underlying stock issued under the Stock Incentive Plan.

REQUIRED VOTE FOR APPROVAL

        Approval of the Amendment requires the affirmative vote of a majority of the Company's outstanding voting stock.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
            "FOR" THE PROPOSED AMENDMENT OF THE STOCK INCENTIVE PLAN

                               AGENDA ITEM THREE

                              SHAREHOLDER PROPOSAL

        Mr. Dean V. Shahinian, 8909 Captains Row, Alexandria, Virginia 22308, who states that he is the beneficial owner of 7,100 shares of Common Stock, has given notice that he plans to introduce the following resolution at the Meeting and has asked that a statement of reasons for its introduction be printed in this proxy statement.

PROPOSAL REGARDING EXECUTIVE COMPENSATION

        RESOLVED, that the shareholders ask the Board of Directors to commission an independent study to evaluate and make recommendations with respect to the Johnston Industries' compensation of executive officers and directors and to send the results to shareholders. Executive compensation would include executive salaries, options and stock appreciation rights, employment and consulting contracts, bonuses, special buybacks of securities, noncash benefits, and other relevant items. The study would consider, among other things: compensation paid by other companies of comparable size and profitability, stock performances, and any reduction for executives who work part-time, but not full-time, on Johnston business. The results would be mailed to stockholders in the next Annual Report, proxy statement or other appropriate mailing, with a copy of the full report available on request.

                             Shareholder's Statement

    Shareholders are concerned with their investment in the Company. Executive compensation affects this investment. Shareholders want executive compensation to be fair and motivating, but not excessive or extravagant.

    Shareholders notice that Johnston's executive compensation policies have resulted in some growing and seemingly high compensation levels. These policies persist even when Johnston's stock price has fallen and significantly underperformed the overall stock market, as happened in recent years (e.g., during 1995, Johnston stock price went down by 24%, while the Dow Jones Industrial Average went up by over 33%), and after an internal study by the Compensation Committee. Therefore, shareholders feel that independent, third-party scrutiny of Johnston's executive compensation will be beneficial.

    The shareholders note, for example, that the Chairman of Johnston Industries during the last several years has been working for Johnston on a part-time basis while simultaneously serving as Chairman of Redlaw Industries, Inc., Galtaco, Inc., GRM Industries, Inc., and, more recently, as Chairman of Jupiter National, Inc. While shareholders do not know the compensation these other companies paid him, Johnston Industries paid for part-time work a salary that has grown to very significant levels. For the years ended June 30, it is:

       Year Ended June 30 - Cash Compensation
                 for Part-Time Work
                  1995 - $845,029
                  1994 - $626,802
                  1993 - $574,207
                  1992 - $582,556
                  1991 - $482,038
                  1990 - $390,000
                  1989 - $352,000
                  1988 - $340,000
                  1987 - $302,500
                  1986 - $195,000
                  1985 - $140,000.

    The above does not include Johnston's noncash benefits or payments to the Chairman of options and stock appreciation rights (SARs) which would be added to the above compensation. The last Proxy Statement, for the year ended June 30, 1995, states options and SARs given to the Chairman are worth $417,600 for Johnston and $1,951,664 for Jupiter and that, in return for his Jupiter options, the Board is giving the Chairman $2,616,487 plus options to purchase Johnston common stock equivalent in value to $74,444 Jupiter National options.

    Johnston's executive compensation practices, for part-time or full-time work, raises a concern among shareholders. The executive compensation system should be reviewed by an independent third party and the results shared with the shareholders.

                          Board of Directors' Response

    The Board of Directors opposes this stockholder proposal. Implementation of this proposal would burden the Company with additional costs while not providing any reasonable benefit to the Company or its stockholders. The Board of Directors, which is charged with management of the Company, has delegated the authority to administer the Company's executive compensation policies to the Compensation Committee of the Board of Directors. The Compensation Committee is comprised entirely of outside, non-employee Directors of the Company. In making determinations about executive pay and as described more fully in the Compensation Committee's Report contained elsewhere in this proxy statement, the Compensation Committee uses pre-established guidelines designed to align the Company's financial interests with those of its executives and to aid the Compensation Committee in ensuring that executive compensation is fair and appropriate.

    Since Mr. Shahinian's proposal focuses on the compensation of the Company's Chairman, it should be noted that, as the Compensation Committee Report sets forth, Mr. Chandler's compensation heretofore included contractually mandated year-end payments based on a percentage of the Company's pre-tax profits. Those year-end payment provisions were the same as those contained in the contracts of Mr. Chandler's predecessors, although these contracts provided for significantly higher base compensation than Mr. Chandler's. Effective January 1, 1997, Mr. Chandler's contractually mandated compensation is $390,000, the same level that prevailed at the beginning of the decade.

    Mr. Shahinian asserts that, in return for his Jupiter options, Mr. Chandler received $2,616,487 in cash when, in fact, as disclosed in the Company's last annual report on Form 10-K, in satisfaction both of Mr. Chandler's Jupiter stock options and in settlement of his Jupiter employment agreement, the Company: (i) made a lump sum payment to Mr. Chandler of approximately $407,598, and (ii) converted Mr. Chandler's options in Jupiter, including the 74,444 Jupiter options referred to by Mr. Shahinian, into options of Johnston at comparable values, all of which has been previously disclosed.

    The Board of Directors believes that current procedures for establishing executive compensation are adequate to ensure that executive compensation levels are appropriate. The Board of Directors further believes that while Mr. Shahinian's proposal would create expense to the Company, neither management nor stockholders would gain any meaningful information from the report he proposes. Thus, the Board of Directors believes that no further consideration of Mr. Shahinian's proposal is warranted.


       THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE
                            "AGAINST" THIS PROPOSAL.
                   UNLESS INDICATED TO THE CONTRARY, PROXIES
                     WILL BE VOTED "AGAINST" THIS PROPOSAL.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Persons subject to these reporting requirements are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of the SEC reporting forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all required Section 16(a) reports were timely filed during fiscal 1996, except for Mr. C. J. Kjorlien, a Director of the Company, who inadvertently failed to report the sale of an aggregate 9,875 shares sold in four transactions.

                                AVAILABILITY OF
             ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

        Copies of the Company's Annual Report to Stockholders for fiscal 1996, which includes certain financial information about the Company, are currently being mailed, together with this Proxy Statement, to the Company's stockholders. ADDITIONAL COPIES OF SUCH ANNUAL REPORT ALONG WITH COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR FISCAL 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUSIVE OF EXHIBITS AND DOCUMENTS INCORPORATED BY REFERENCE), ARE AVAILABLE TO STOCKHOLDERS WHO MAKE WRITTEN REQUEST THEREFOR ADDRESSED TO: THE COMPANY SECRETARY, JOHNSTON INDUSTRIES, INC., 105 THIRTEENTH STREET, COLUMBUS, GEORGIA 31901. COPIES OF THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE WITHOUT CHARGE. COPIES OF EXHIBITS AND BASIC DOCUMENTS FILED WITH THE ANNUAL REPORT ON FORM 10-K OR REFERENCED THEREIN WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHING SUCH DOCUMENTS.

                              INDEPENDENT AUDITORS

        Deloitte & Touche LLP, independent auditors, were the Company's auditors during fiscal 1996, and the Board of Directors has not yet discussed the selection of the Company's auditors for fiscal 1997. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which stockholders might have.

                                 OTHER MATTERS

        Management does not intend to present to the Meeting any business other than the items stated in the "Notice of Meeting of Stockholders" and does not know of any matters to be brought before the Meeting other than those referred to above. If, however, any other matters requiring a vote of the stockholders properly come before the Meeting or any adjournment thereof, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

        Whether or not you expect to be at the Meeting in person, please sign, date and return promptly the enclosed proxy. No postage is necessary if the proxy is mailed in the United States.


                             STOCKHOLDER PROPOSALS

        Stockholder proposals to be presented at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company, 105 Thirteenth Street, Columbus, Georgia 31901, at the principal executive offices of the Company not later than January 15, 1998 to be eligible for inclusion in the Company's 1998 proxy material.

                                  APPENDIX  A

                         STOCK INCENTIVE PLAN AMENDMENT


A. INTRODUCTION - Johnston Industries, Inc. (the "Company") desires to amend the Amended and Restated Stock Incentive Plan for Key Employees adopted by its Board on October 27, 1988 and approved by its shareholders on December, 1988 (which upon the effectiveness of this amendment will be known as the "Johnston Stock Incentive Plan") (the "Plan") to increase the maximum aggregate number of shares subject to the Plan by 500,000 and to provide for the automatic grant of options to members of its Board who are not also employees or officers of the Company or a subsidiary ("Non-Employee Directors"). The amendment recognizes the essential role of Non-Employee Directors and provides incentives to such directors as well as (as heretofore) to officers and other key employees whose performance will contribute to the long term success of the Company and its subsidiaries. The Plan as amended will (i) strengthen the Company's ability to attract and retain directors and employees of high competence and (ii) increase the identity of interest of such directors and employees with those of the Company's shareholders. Capitalized terms not otherwise defined in this amendment have the meanings given them in the Plan as originally adopted.

B. EFFECTIVENESS - This amendment shall become effective if it shall be approved by the vote of a majority of the outstanding voting shares entitled to notice of and to vote at the 1997 annual meeting of shareholders. In the event of any conflict between the provisions of this amendment and of the Plan as heretofore in effect, the provisions of this amendment shall control. If shareholders do not approve this amendment at the 1997 annual meeting, options granted to Non-Employee Directors on April 30, 1997 shall be deemed null and void.

C.       AUTOMATIC GRANT OF OPTIONS TO NON-EMPLOYEE DIRECTORS

         (I) OPTION GRANT DATES. Non-qualified stock options to purchase 5,000 shares (such number to be subject to adjustment in the same manner as provided for outstanding options in Section 12 of the Plan as originally adopted) shall be granted automatically to each Non-Employee Director on the last day that the Company's Shares are traded on the New York Stock Exchange or other national securities exchange upon which the Shares are traded or if the Shares are not then listed on a national securities exchange and are traded over-the-counter on the date of the last trade as reported NASDAQ or if not reported by NASDAQ the last trade which was reported, in April of each year.

         (II) PURCHASE PRICE. The purchase prices of Shares upon exercise of an option shall be 100% of the fair market value of the Shares on the date of grant of an option; which shall be: (i) if the Shares are then listed on a national securities exchange, the closing price of the Shares on such date; provided, however, if on such date the Shares were traded on more than one national securities exchange, then the closing price on the exchange on which the greatest volume of Shares were traded on such day; (ii) if the Shares are not then listed on a national securities exchange and are traded over-the-counter, the last sale price of the Shares on such date as reported by NASDAQ or, if not reported by NASDAQ, the average of the closing bid and asked prices for the Shares on such date; and (iii) if the Shares are neither then listed on a national securities exchange nor traded in the over-the-counter market, such value as the Committee shall in good faith determine. If the Shares are then listed on a national securities exchange or are traded over-the-counter but are not traded on the date of grant, then the purchase price of such shares shall be the closing price on the last day prior thereto on which such Shares were traded.

            (III) EXERCISABILITY AND TERM OF OPTIONS. Each option granted a Non-Employee Director under the Plan will become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant. Each such option granted under the Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

         (IV) TERMINATION OF SERVICE. In the event of the termination of service on the Board by the holder of any option, other than by reason of death as set forth in paragraph (v) hereof or by reason of such holders commencement of employment with the Company, the then outstanding options of such holders may be exercised only to the extent that they were exercisable on the date of such termination and shall expire three months after such termination, or on their stated expiration date, whichever occurs first.

         (V) DEATH. In the event of the death of the holder of any option, each of the then outstanding options of such holder will immediately mature in full and become exercisable by the holder's legal representative at any time within a period of six months after death, but in no event after the expiration date of the term of the option.

         (V) PAYMENT. Options may be exercised only upon payment to the Company in full of the purchase price of the Shares to be delivered. Such payment shall be made only in cash or check at the time of purchase.

         (VII) OPTIONS NON-ASSIGNABLE AND NON-TRANSFERABLE. Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

         (VIII) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that a Non-Employee Director has a right to continue as a Director for any period of time, or at any particular rate of compensation.

         (IX)        NO STOCKHOLDERS' RIGHTS FOR HOLDERS OF OPTIONS.
                     A holder of options shall have no rights as a shareholder with respect to the Shares covered by options granted hereunder until the date of the issuance of a stock certificate therefore, and no adjustment will be made for regular cash dividend distributions for which the record date is prior to the date such certificate is issued.

         (X) LIMITATION ON AMENDMENT. In order to comply with the executive provisions of Rule 16b-3 under the Securities Exchange Act of 1934, no amendment of these provisions which might otherwise be permitted shall be made within six months of any other amendment hereto, unless such amendment shall be made to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.

D. SHARES SUBJECT TO THE PLAN - The first sentence of Section 3 of the Plan as originally adopted is amended to increase the number originally set forth therein by 500,000.

                                                              APPENDIX



                          JOHNSTON INDUSTRIES, INC.
                            105 THIRTEENTH STREET
                           COLUMBUS, GEORGIA 31901

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JOHNSTON
                INDUSTRIES, INC. (THE "COMPANY") IN CONNECTION
              WITH THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JUNE 11, 1997.

        The undersigned hereby appoints John W. Johnson and F. Ferrell Walton, and each of them, with full power of substitution as proxies and attorneys-in-fact on behalf and in the name of the undersigned to represent the undersigned, at the 1997 Annual Meeting of Stockholders of Johnston Industries, Inc. to be held on June 11, 1997 at 1:00 p.m., local time at the Company's offices located at 105 Thirteenth Street, Columbus, Georgia 31901, and at any adjournment thereof with respect to such business as may properly come before the meeting or any and all adjournments thereof and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present.

        The proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated May 15, 1997, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or any adjournment thereof.

        THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES SPECIFIED IN AGENDA ITEM NO. 1, FOR THE PROPOSAL SPECIFIED IN AGENDA ITEM NO. 2 AND AGAINST THE STOCKHOLDER PROPOSAL SPECIFIED IN AGENDA ITEM NO. 3, AND THE PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

1.  To elect J. Reid Bingham, David L. Chandler, John A. Friedman, William J. Hart, and Gaines R. Jeffcoat as directors of the
    Company to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

    /  / FOR all nominees (except as marked to the contrary below)        /  /  WITHHOLD authority to vote for the five nominees


Instructions:  To withhold authority to vote for any individual nominee, write that nominees' name in the space provided below:


--------------------------------------------------------------------------------------------------------------------------------

2.  To authorize the amendment of the Company's existing Amended and Restated Stock Incentive Plan for Key Employees;


                    /  / FOR                     /  /  AGAINST                  /  /  ABSTAIN

3.  To approve the stockholder proposal requesting that the Compensation Committee of the Board of Directors institute a review of the compensation paid to executive officers of the Company;

                    /  / FOR                     /  / AGAINST                    /  / ABSTAIN


    all as set forth in the Proxy Statement.




                 (Continued and to be signed on reverse side)

(Continued from other side)

        Please mark, then date and sign this proxy, exactly as your name(s) appear hereon, and return this entire proxy card in the enclosed postage-paid envelope. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or in any other fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.


                                        Signed:
                                               ------------------------

                                        -------------------------------

                                        Dated:                      1997
                                              ---------------------,


                                        If you also expect to attend the
                                        stockholders' meeting, the Board of
                                        Directors request you check the box
                                        below:

                                        [  ] I/we plan to attend the meeting


        This proxy when properly executed will be voted in accordance with the specifications indicated hereon or it will be voted in accordance with the recommendations of the Board of Directors FOR the nominees specified in Agenda Item No. 1, FOR the proposal specified in Agenda Item No. 2 and AGAINST the proposal specified in Agenda Item No. 3.